EXHIBIT 99.1

CR-04-17

THE GEO GROUP, INC. REPORTS SECOND QUARTER RESULTS

•	Achieved Quarterly EPS of $0.38 – Net Income of $3.7 Million
•	Revenue Grew by 7% to $146.7 Million from $137.2 Million
•	Reduced Term Loan Debt by $43 Million
•	$82 Million of Cash-on-Hand

Boca Raton, Fla. – August 5, 2004 — The GEO Group, Inc. (NYSE: GGI) (“GEO”) today reported second quarter 2004 earnings per share of $0.38 or $3.7 million compared with $0.29 per share or $6.3 million in the second quarter of 2003. For the first half of 2004, earnings per share were $0.63 or $6.1 million compared with $0.54 or $11.5 million for the first half of 2003.

Second quarter and year-to-date 2004 earnings reflect approximately 9.7 million diluted weighted average shares outstanding compared to approximately 21.4 million diluted weighted average shares outstanding for the comparable periods in 2003 as a result of the Company’s repurchase of 12 million shares from its former majority shareholder, Group 4 Falck, on July 9, 2003. Second quarter and year-to-date 2004 earnings also reflect additional interest expense related to the financing of the share repurchase.

Revenue for the second quarter of 2004 increased to $146.7 million compared with $137.2 million in the second quarter of 2003. Revenue for the first six months of 2004 increased to $289.3 million compared with $268.0 million during the first six months of 2003. Second quarter and year-to-date revenue for 2004 and 2003 does not include revenues from discontinued operations related to GEO’s contract with the Department of Immigration and Multicultural and Indigenous Affairs in Australia.

During the second quarter of 2004, GEO used $43 million of the $80 million in pre-tax proceeds from the sale of its 50% interest in its former joint venture in the United Kingdom, Premier Custodial Group Limited, to reduce borrowings under the term loan portion of its senior secured credit facility to approximately $53 million, leaving the Company with approximately $82 million of cash-on-hand.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are very pleased with our second quarter financial and operating results, and we are very optimistic about our future business opportunities.”

“The reduction in our term loan debt strengthens our ability to access the senior debt markets in the future, which along with our cash-on-hand will allow us to continue our efforts to grow our company and enhance shareholder value,” Zoley added.

GEO has scheduled a conference call and simultaneous webcast at 2:00 PM (Eastern Time) today to discuss the company’s second quarter financial results as well as its progress and outlook. The call-in number for the U.S. and Canada is 1-800-952-4671 and the international call-in number is 1-706-643-1406. In addition, a live webcast of the conference call may be accessed on GEO’s investor relations home page at www.thegeogroupinc.com. A replay of the webcast will be available on the website for one year. A telephonic replay of the conference call will be available until September 5, 2004 at 1-800-642-1687 (U.S. and Canada) and 1-706-645-9291 (International). The Conference ID Number for the telephonic replay is 9042561.

GEO is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, New Zealand, and Canada managing 40 facilities with a total design capacity of approximately 36,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

     Second quarter and six months financial tables to follow:

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The GEO Group, Inc.

Consolidated Statements of Income
For the thirteen weeks and twenty-six weeks ended
June 27, 2004 and June 29, 2003
(In thousands, except per share and operating data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Revenues	$146,726	$137,168	$289,277	$267,968
Operating Expenses	122,864	114,978	244,101	225,201
Depreciation and Amortization	3,402	3,556	6,767	6,679
General and Administrative Expenses	10,782	10,115	21,973	19,050

Operating Income	9,678	8,519	16,436	17,038

Interest Income	2,464	1,415	4,792	2,544
Interest Expense	(5,972)	(3,088)	(11,812)	(6,091)
Income Before Taxes, Equity in Earnings of Affiliates, and Discontinued Operations	6,170	6,846	9,416	13,491
Provision for Income Taxes	2,432	2,984	3,838	5,908
Equity in Earnings of Affiliates, net of income tax of $257, $1,042, $482, and $1,491	355	1,438	665	2,058
Income from Continuing Operations Income (loss) from Discontinued Operations, net	4,093	5,300	6,243	9,641
of tax (benefit) of ($152), $428, ($45) and $784	(354)	999	(105)	1,830

Net Income	$3,739	$6,299	$6,138	$11,471

Basic EPS
Income from Continuing Operations	$0.44	$0.25	$0.67	$0.45
Income (loss) from Discontinued Operations	(0.04)	0.05	(0.01)	0.09
Earnings per share — Basic	$0.40	$0.30	$0.66	$0.54
Basic Weighted Average Shares Outstanding	9,342	21,274	9,337	21,260
Diluted EPS
Income from Continuing Operations	$0.42	$0.24	$0.64	$0.45
Income (loss) from Discontinued Operations	(0.04)	0.05	(0.01)	0.09
Earnings per share – Diluted	$0.38	$0.29	$0.63	$0.54
Diluted Weighted Average Shares Outstanding	9,716	21,412	9,719	21,368

Operating Data

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
*Revenue-producing beds	35,166	36,521	35,166	36,521
**Compensated man-days	2,865,395	2,656,376	5,485,489	5,171,989
**Average occupancy	98.9%	99.0%	99.2%	98.8%

1   Does not include discontinued operations
*   Includes United Kingdom and South Africa
** Excludes United Kingdom and South Africa

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